ITEM 77Q(1)(a)(ii) - COPIES OF ANY MATERIAL AMENDMENTS
TO THE REGISTRANT'S CHARTER OR BY-LAWS

AMENDMENT #10
TO THE BY-LAWS
OF
FEDERATED INCOME SECURITIES TRUST
Effective September 21, 2004
Insert the following into Article II, Power and Duties of Trustees and Officers and renumber Section 11 as Section 12:
Section 11.  Chief Compliance Officer.  The Chief
Compliance Officer
shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment
Company Act
of 1940, as amended. Notwithstanding any other provision of these By-
Laws, the designation, removal and compensation of Chief
 Compliance
Officer are subject to Rule 38a-1 under the Investment
 Company Act of
1940, as amended.